EXHIBIT 99.1

West Bancorporation, Inc. Annual Shareholders' Meeting
April 26, 2012

The meeting was called to order by David R. Milligan, Chairman of the Board.

It was announced that 76 percent of the shares eligible to vote were in attendance either in person or by proxy. A quorum of shares was represented and the meeting was called to order.

Mr. Milligan gave a brief overview of the meeting and made the following introductions:

Guests:
Wade Hauser, Ahlers & Cooney (Legal Counsel)
Jeff Baker and Mike Lundberg, McGladrey & Pullen, LLP (Independent Auditors)
Roger Jones and Craig Wierson, CliftonLarsonAllen, LLP (Internal Auditors)
Board Members:
Current Directors standing for re-election:
Frank W. Berlin
Thomas A. Carlstrom
Joyce A. Chapman
Steven K. Gaer
Kaye R. Lozier
David R. Milligan
George D. Milligan
David D. Nelson
James W. Noyce
Robert G. Pulver
Lou Ann Sandburg

All directors were in attendance except for Joyce Chapman.

Mr. Milligan also introduced Jason Worth, who is a member of the Board of Directors of West Bank.

Mr. Milligan then asked that ballots be distributed to any shareholders who had not yet returned a proxy by mail or online and would like to vote or to anyone who would like to change their vote.

The podium was then turned over to Doug Gulling to review the Company's financial performance for 2011 and the first quarter of 2012.

Mr. Gulling then made the following comments:

Dave Nelson will expand on these concepts later, but when we look at our Company, we believe the important measures to focus on are earnings, asset quality and capital strength. So, my comments, and the next few slides will address these issues.

The following comments were made by Mr. Gulling, Chief Financial Officer, to accompany the slides included below in Exhibit 99.2:

Slide 1

Net income continues its upward trend. Net income available to common shareholders for 2011 was 16 percent higher than 2010. Credit quality improvement is impacting net income as much as any other single factor. In the third quarter of 2011, the provision for loan losses was zero, and in the fourth quarter of 2011, the provision was actually negative $400,000.

It seems that in each quarter of 2011 we had what analysts sometimes call “noise” in the quarterly earnings. In the first quarter there was a $637,000 gain from the proceeds of a bank-owned life insurance policy. In the second quarter, the preferred stock issued to the US Treasury Department under the Capital Purchase Program was repurchased causing the remaining discount to be accreted ($1,370,000). In the third quarter, write-downs of other real estate owned based on updated appraisals totaled $1,700,000. And as previously mentioned, the provision for loan losses in the fourth quarter was negative $400,000.

Net income for the first quarter of 2012 was $3,977,000 or $0.23 per common share. The only “unusual” item impacting the first quarter was the provision for loan losses which was zero. While net interest income was lower than the first quarter of 2012, it was exactly where we had projected it to be given the interest rate environment and our internal loan growth projections. The low interest rate environment continues to cause our mortgage loan originations to be strong and in turn result in higher gains from the sale of loans in the secondary market. Compensation related expenses are higher due to infrastructure enhancements made in 2011 and a return to full accrual estimates for incentives and retirement plan contributions. But we believe the infrastructure in place will allow us to grow without proportionate growth in expenses.

Slide 2

This slide shows the continued improvement in nonperforming assets, although the rate of improvement is declining. We believe that is to be expected as we work through credit issues, particularly with other real estate owned. For the most part, the properties we have left in other real estate owned are bare ground and will require more confidence in the direction of the economy before they are purchased by developers. In the nonaccrual category, one loan makes up more than half of the nonaccrual loan total at the end of 2011 and the first quarter of 2012.

Slide 3

This slide shows the Company's tangible common equity ratio. The improvement in the ratio is a combination of an increase in the retained earnings of the Company and a relatively stable asset base. This ratio is an important measure for the investment community. Our opinion is that the Company's ratio of 9.6 percent represents a strong position and compares favorably with our publicly traded peers.

Slide 4

West Bank's regulatory capital ratios have also improved and are at a level we believe represents significant strength relative to our peers.

Mr. Gulling concluded with the following remarks:

2011 and the first quarter of 2012 have returned our Company to a level that compares very favorably to our peers. We are working to continue those trends as we move forward.

It was asked if there were any financial questions, and none were asked.

Mr. Milligan then asked for collection of the proxies which had been handed out. He introduced Mr. Nelson, Chief Executive Officer.

Mr. Nelson then made the following comments:

Thank you for joining us today. Thank you for your support and advocacy. Thank you for giving me the opportunity to be part of something very special.

You have already heard from Doug, who represents everything you could hope for in a chief financial officer.

I would like to introduce the other two members of our executive leadership team.

Brad Winterbottom - Brad is our Bank President.

Harlee Olafson - Harlee is our Chief Risk Officer.

I have structured my remarks in five categories:

•	2011 in review

•	State of our industry

•	State of our company

•	Short term future

•	Long term direction

2011 in Review:

2011 was a good year for the Company. We are pleased but not satisfied:

* Our financial performance was in the top quartile of our peer group.
* Credit quality continued to improve.
* Earnings increased.
* Dividends increased.
* Signs of growth started to appear.
* Stock price appreciated 23% with a total return of 25.4%.
* We started the year with an MOU and TARP and ended the year with neither.

We are pleased to announce that yesterday our Board of Directors declared a first quarter 2012 dividend of $0.08 per share.

How do we measure our own performance? Compared to what?

We have a 16 member peer group of similarly situated community banks we compare our performance to.

We also compare ourselves with an index that contains all of our nation's banks from $1-3 billion in size.

These are the four most all encompassing measures of bank performance and our expectation is that we will perform in the top quartile of all four metrics:

•	ROE - Return to owners

•	ROA - Earnings

•	Texas Ratio: - Credit quality

•	Efficiency Ratio: - Expense control

The Banking Industry:

Doug and I recently attended a regional banking conference and the keynote speaker who is an industry analyst, offered the following summary of the banking industry:

•	One-third of banks are stressed or insolvent and for sale.

•	One-third are tired, scared, worn out and unsure about their future, some are for sale, and others are looking to merge.

•	For the other one-third, the lights are still on and they have a plan. This includes West Bank.

The industry is still stressed but compared to two to three years ago, it feels great. This is good news for West Bank as our biggest challenge is growth, not survival.

If the economy is not growing, is it possible for the banking industry as a whole to grow? No.

Absent economic expansion is it possible for an individual bank to grow? Sure it is.

If a bank is growing when the economy is not, would that be impressive or alarming? It is one or the other, it depends how and why it happened.

If a bank is growing when the economy is not that means you were successful in taking something already existing away from someone else.

Any group of knuckleheads can grow a bank. They just have to be the cheapest, the loosest or both.

Our Company:

How are we approaching this?

•	What does it mean to be a community bank?

•	Why should people choose to do business with us?

Having clarity around the answers to these questions reveals our competitive advantages, defines our core values and provides our selling points:

•	Relationship building

•	Commitment to community

•	Reputation

•	Experienced and hard working team

What are we doing on purpose to be sure we are what we claim to be?

We say we are relationship builders and committed to our communities. Other organizations say that too. How are we different?

We have identified the most important activities necessary to be relationship builders, and to demonstrate our commitment to our communities.

We have developed specific expectations for every employee around these activities. We have rewritten every job description in the organization to reinforce these activities. We have also created new performance appraisals to support these expectations.

For Example: We are relationship builders because we know what is most important to our customers.

How? We ask our customers.

We set expectations on the frequency of our contact because we know if we better understand our customer's business, we can provide better advice and service.

We are also setting expectations around prospecting and appointment setting.

Conversely, we will not set an expectation for a banker to make a certain amount of loans during a certain time frame.

Why? Because if we do, they will.

Not only may we end up wishing they hadn't, but once someone fulfills that expectation they may think their job has been completed.

However, we do expect a certain number of appointments, recommendations and proposals each week. We are becoming much more intentional about deciding ahead of time who we want to do business with and doing something on purpose to make that happen. We expect our bankers to maintain an active top ten prospect list and make a future appointment for themselves each day before 10:00am.

We also expect all of our employees to be involved in our community. We have set expectations for each position in our organization in regards to their community leadership and involvement.

This is not just limited to serving on local boards. This is also about attendance and active participation in community events. Being present at community events not only supports our community, it also extends our accessibility to customers and prospects. It is also fun and enjoyable, and it strikes at the essence of being a community bank.

When we are competing against a non-community bank we have a very good story to tell.

When we are competing against another community bank, it often comes down to who is stronger along with reputation and position in the community.

We are in a position of strength. Our capital ratios are very strong. When competing against another community bank who is not in a position of strength, being cheaper or looser is easier to avoid.

Current Focus:

It is very easy to say our current focus is on growth.

This is true but a better question would be how are we going to grow and grow safely when the economy is not growing?

The answer and the theme of my message is our culture, specifically our sales culture.

We have made investments in our infrastructure that has improved our credit quality and made permanent improvements in our credit process. These investments were also designed to provide the solid foundation on which to grow.

We believe it is the responsibility of leadership to:

•	Set clear expectations

•	Help our team achieve those expectations

•	Improve their skills

•	Provide feedback (positive & negative)

•	Recognize and encourage

•	Embrace the concept that people who enjoy what they are doing, do a better job

Fun without success is not success. Success without fun won't last. This is culture.

Long-Term Direction:

Recognizing growth as a challenge when loan demand remains depressed, coupled with so many banks being for sale, and here we are with a strong capital position, many of you may be wondering if we would consider making an acquisition.

We have the ability to make acquisitions. We are approached regularly and with increasing frequency.

We remind ourselves that one-third of the banks in our country are for sale for a reason and when you buy a bank, you are buying a series of someone else's decisions.

We would also hate to think ten years from now we would look back and think why didn't we buy something when everything was on sale?

Your Board has discussed this strategically and continues to do so. We see ourselves as an Iowa Community Bank. We would look more favorably upon an expansion in Greater Des Moines and the Iowa City/Cedar Rapids market.

It is not a current strategic objective to do this but we remain open to the possibility.

This is consistent with our long-term direction of being a well-capitalized, reliable dividend paying Iowa Community Bank with the objective of achieving and maintaining a position of industry envy and admiration.

I would like to open the floor to any questions for me or for any of our professional advisors who are in attendance.

Thank you again for your support and for the opportunity to be part of something very special.

The meeting was then opened up to questions from the shareholders.

Question (directed to Mr. Nelson): We recently read that West Bank will be building a new bank building at 63rd St. and Grand Ave. in West Des Moines. Can you provide us with some insight as when this will come to pass, your thought process on renting vs. buying and are we getting value from this project?
Answer: The decision to build a new bank building in that location came about through a series of events. There were several competing and complicating factors including contamination and environmental issues but through this process, our optimism has been renewed. We now have city approval and site plans. Our intent is to build a new structure and essentially move the bank approximately 60 feet to the west. Our hope is to have this project completed during this calendar year.

Question (directed to Mr. Nelson): The increase in regulation is falling heaviest on smaller banks. Is that going to be a problem going forward in terms of profitability?
Answer: The new regulations are an expense to our organization, and to our industry. Smaller banks will likely struggle more with these issues than a bank our size. We feel that we have the individuals and programs in place to effectively deal with these new regulations and that there will not be a significant impact to our profitability.

Question (directed to Mr. Nelson): Is there any possibility of looking into possible acquisitions in northwest Iowa?
Answer: This is something we continue to analyze. We see ourselves as an Iowa bank and follow these possibilities closely.

There were no further questions and the results of the voting were then announced.

Under Proposal 1, all persons standing for election to the Board of Directors have received the number of votes required to be elected. Under Proposal 2, the 2011 executive compensation was approved. Under Proposal 3, the advisory vote on say on pay frequency recommended an annual say on pay as recommended by the Board. Under Proposal 4, the West Bancorporation, Inc. 2012 Equity Incentive Plan was approved. Under Proposal 5, the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for West Bancorporation, Inc. for the year ending December 31, 2012 was ratified.

There were no further questions, and Mr. Milligan asked if there was any other business to come before this meeting. There was no other business.

Mr. Milligan provided the following closing comments:

We continue to see improvement and remain cognizant of the challenges within the banking industry at this time. We look forward to growth and prosperity for the Bank.

The meeting was then adjourned.